As filed with the Securities and Exchange Commission on May 3, 2012.
Registration No. 333- 175254

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1221	23-1128670
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Number)

9540 South Maroon Circle, Suite 200
Englewood, Colorado 80112
Telephone: (303) 922-6463
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jennifer S. Grafton
General Counsel
Westmoreland Coal Company
9540 South Maroon Circle, Suite 200
Englewood, Colorado 80112
Telephone: (303) 922-6463
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:
Amy Bowler
Holland & Hart LLP
6380 South Fiddlers Green Circle, Suite 500
Greenwood Village, Colorado 80111
Telephone: (303) 290-1086

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to section 8(a) may determine.

EXPLANATORY NOTE

This amended Registration Statement relates to the registration of securities being offered by the selling security holder identified herein.  This Post-Effective Amendment No. 2 to Form S-1 (this “Post-Effective Amendment”) is being filed pursuant to Section 10(a)(3) of the Securities Act to update our registration statement on Form S-1 (Registration No. 333-175254) (the “Registration Statement”), which was initially declared effective by the Securities and Exchange Commission on August 23, 2011, to update the Registration Statement to include information from our annual report on Form 10-K for the year ended December 31, 2011, filed on March 13, 2012, to make certain other updating revisions to the information contained herein so that such information is current as of the date of filing and to convert the Registration Statement on Form S-1 into a Form S-3. All applicable filing fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling securityholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither Westmoreland Coal Company nor the selling securityholder are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 3, 2012

WESTMORELAND COAL COMPANY

374,690 Shares of Common Stock, $2.50 par value
_________________________

This prospectus relates to the resale, from time to time, by the Westmoreland Coal Company Retirement Plan Trust, referred to as the selling securityholder or the Trust, of up to 374,690 shares of Westmoreland Coal Company common stock. Shares of common stock that may be offered and sold by the selling securityholder consist of 374,690 shares contributed by us to the Trust in satisfaction of certain funding obligations we have to the Trust. The selling securityholder received the securities in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

The prices at which the selling securityholder may sell the securities will be determined by prevailing market prices or through privately negotiated transactions and the selling securityholder will be responsible for any discounts or commissions due to brokers or dealers. We will not receive proceeds from the sale of the securities. We have agreed to bear the expenses of registering the securities covered by this prospectus and any prospectus supplements.

The securities are being registered to permit the selling securityholder to sell the securities from time to time in the public market. The selling securityholder may sell the securities through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling securityholder may offer the securities for sale. The selling securityholder may sell any, all or none of the securities offered by this prospectus.

Our common stock is listed on NASDAQ Global Market under the symbol “WLB.” On May 2, 2012, the last reported sale price of our common stock on the NASDAQ Global Market was $9.73 per share.

Investing in our common stock involves significant risk. See “Risk Factors” beginning on page 2 for a discussion of certain risks you should consider before buying any securities hereunder.
_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and any prospectus supplements. Any representation to the contrary is a criminal offense.
_________________________

The date of this prospectus is May       , 2012.
_________________________

We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus. The information contained in this prospectus is current only as of the date on the cover page of this prospectus or any prospectus supplement, regardless of the time of delivery of this prospectus or any sale of common stock pursuant to the prospectus. The selling securityholder is not making an offer of these securities in any state where the offer is not permitted.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Westmoreland Coal Company, 9540 South Maroon Circle, Suite 200, Englewood, CO  80112, or call (303) 922-6463 to make your request.

i

PROSPECTUS SUMMARY

This summary contains basic information about us and the resale of the securities being offered by the selling securityholder. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes incorporated by reference in this prospectus, before making an investment decision. As used in this prospectus, the terms “we,” “our,” “ours” and “us” may, depending on the context, refer to Westmoreland Coal Company or to Westmoreland Coal Company’s subsidiaries or to Westmoreland Coal Company and its subsidiaries, taken as a whole.

Our Business

Westmoreland Coal Company began mining in Westmoreland County, Pennsylvania in 1854 as a Pennsylvania corporation.  In 1910, we incorporated in Delaware and continued our focus on underground coal operations in Pennsylvania and the Appalachian Basin. We moved our headquarters from Philadelphia, Pennsylvania to Colorado in 1995 and fully divested ourselves of all Eastern coal operations. Today, Westmoreland Coal Company is an energy company employing 1,300 employees whose operations include six surface coal mines in Montana, North Dakota, Texas and Wyoming and two coal-fired power generating units with a total capacity of 230 megawatts in North Carolina.  We sold 21.8 million tons of coal in 2011.  For a more comprehensive overview of our business, we refer you to Items 1 and 2 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which are incorporated by reference herein.

Corporate Information

Our principal executive offices are located at 9540 South Maroon Circle, Suite 200, Englewood, CO 80112. Our telephone number is (303) 922-6463. Our website is www.westmoreland.com. The contents of our website are not a part of this prospectus.

The Offering

Issuer	Westmoreland Coal Company

Seller
The Westmoreland Coal Company Retirement Plan Trust, referred to as the selling securityholder or the Trust. We are not selling any of the securities offered under this prospectus or any prospectus supplement.

Securities Offered	Up to 374,690 shares of common stock.

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the securities offered under this prospectus or any prospectus supplement. See “Use of Proceeds.”

Our Common Stock	Our common stock is quoted on NASDAQ Global Market under the symbol “WLB.”

Risk Factors	Investing in our securities involves significant risk. See “Risk Factors” for a discussion of the risks associated with an investment in our securities.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents incorporated herein by reference before you decide to purchase our securities. Any of the risks and uncertainties set forth herein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock being offered by this prospectus. As a result, you could lose all or part of your investment. You should also consider the other important factors that can affect our business discussed below under the caption “Forward-Looking Statements.”

Risks Relating to our Operations

Risks associated with being highly leveraged.

On January 31, 2012, we closed on an offering of an additional $125.0 million of senior secured notes, referred to herein as the Add-On Notes, that were issued under the same indenture as the original $150.0 million of senior secured notes issued February 4, 2011. Following the issuance of the Add-On Notes, we have outstanding indebtedness of approximately $414.1 million. We may also incur additional indebtedness in the future, including indebtedness under our existing revolving credit facility at WML or under the available revolving credit facility that would be collateralized by the accounts receivable and inventory of ROVA, the Absaloka Mine and the Kemmerer Mine. Because of our significant indebtedness, we are highly leveraged. Westmoreland’s debt profile may, among other things:

●	limit our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions, or other general corporate purposes;

●	require us to dedicate a substantial portion of our cash flow from operations to service our debt, reducing the availability of cash flow for other purposes;

●
increase our vulnerability to economic downturns, limit our ability to capitalize on significant business opportunities, and restrict our flexibility to react to changes in market or industry conditions; or

●	make it more difficult to pay our debts, including payment on the Parent Notes, as they become due.

In addition, there can be no assurance that rating agencies will not downgrade the credit rating on the Parent Notes. Any such downgrade could impede our ability to refinance existing debt or secure new debt or otherwise increase our future cost of borrowing and could create additional concerns on the part of our customers, partners, investors and employees about our financial condition and results of operations.

If we fail to comply with certain covenants in our various debt arrangements, it could negatively affect our liquidity and ability to finance our operations.

Our lending arrangements contain, among other conditions, events of default and various affirmative and negative covenants.   We currently anticipate that we will be able to meet all of our future covenant requirements.  Should we be unable to meet future debt-related covenants, we will be required to seek a waiver of such covenant to avoid an event of default.  Covenant waivers and modifications may be expensive to obtain, or, potentially, unavailable.  If we are unable to obtain covenant waivers and our lenders accelerate our debt, we could attempt to refinance or repay the debt with the proceeds from sales of assets. Sales of assets undertaken in response to such immediate needs may be made at potentially unfavorable prices, or asset sales may not be sufficient to refinance or repay the debt, and we may be unable to complete such transactions in a timely manner, on favorable terms, or at all.

We may not generate sufficient cash flow at our operating subsidiaries to pay our operating expenses, meet our debt service costs and pay our heritage and corporate costs.

As a result of significant increases in our operating profits and a decrease in our heritage health benefit costs, we anticipate that our cash from operations (including additional cash provided from the Kemmerer Mine), cash on hand and available borrowing capacity through the WML revolver, will be sufficient to meet our investing, financing, and working capital requirements for the foreseeable future. However, our expectations in this regard are subject to numerous uncertainties, including uncertainties relating to our operating performance, general market conditions and effects of the integration of the Kemmerer Mine into our business operations. In addition, our capital needs may be greater than we currently expect if we pursue one or more significant acquisitions.

Our WML subsidiary, which owns the Rosebud, Jewett, Beulah and Savage mines, is subject to a credit facility that limits its ability to dividend funds to us. Accordingly, WML may not be able to pay dividends to us in the amounts and in the time required for us to pay our heritage health costs and corporate overhead expenses. In 2011, WML began amortizing its debt, with principal payments of $14.0 million scheduled for 2012 and payments ranging from $18.0 to $22.0 million annually from 2013 to 2017.  Due to such amortization, WML is required to maintain larger amounts of cash to cover such debt service than it has historically. Ultimately, if WML’s operating cash flows are insufficient to support its operations, amortize its debt and provide dividends to us in the amounts and time required to pay our expenses, we may be required to expend cash on hand or further leverage our operations through the revolving credit facility to fund our heritage liabilities and corporate overheard. Should we be required to expend cash on hand to fund such activities, such funds would be unavailable to grow the business through strategic acquisitions or ventures or support the business through reclamation bonding, capital and reserve acquisition.

Our dependence on a small group of customers could adversely affect our revenues if such customers reduce or suspend their coal purchases or if they become unable to pay for our coal.

In 2011, we derived approximately 78% of our total revenues from coal sales to four power plants: Colstrip Units 3&4 (29% of our 2011 revenues), Limestone Generating Station (20%), Colstrip Units 1&2 (16%) and Sherburne County Station (13%). Interruption in the purchases of coal from our operations by our principal customers could significantly affect our revenues. During 2009, unscheduled power plant outages occurred after planned maintenance outages at power plants served by our Rosebud and Beulah mines and resulted in lost revenues of approximately $47.5 million. Unscheduled maintenance outages at our customers’ power plants, unseasonably moderate weather, higher-than-anticipated hydro seasons (as occurred in 2011) or increases in the production of alternative clean-energy generation such as wind power, or decreases in the price of competing fossil fuels such as natural gas, could cause our customers to reduce their purchases. In addition, new environmental regulations could compel our customer at the Jewett Mine to purchase more compliance coal, reducing or eliminating our sales to them. Four of our five mines are dedicated to supplying customers located adjacent to or near the mines, and these mines may have difficulty identifying alternative purchasers of their coal if their existing customers suspend or terminate their purchases. Similarly, the Kemmerer Mine, which we acquired in January 2012, has historically derived greater than 50% of its revenue from sales to the nearby Naughton power plant. In November 2011, the main customer at our Absaloka Mine experienced a fire and subsequent explosion, with no current projection for when the customer’s Unit 3 will come back on line.  While we anticipate our business interruption insurance will cover our losses, we are projecting the lost sale of approximately 3.1 million tons at the Absaloka Mine in 2012. The reduction in the sale of our coal would adversely affect our operating results. In addition, our major customers’ inability to pay for contracted amounts of coal would adversely affect our results of operations and liquidity.

Additionally, certain of our long-term contracts are set to expire in the next several years. Our contracts with the Sherburne County Station are three-year rolling contracts, with one-third of the tonnage expiring on an annual basis. Our contract with Coyote Station, located adjacent to our Beulah Mine, expires in May 2016. We are currently working with the Coyote Station owners in a competitive bid process for another long-term supply contract. Our contract with Colstrip Units 3&4 expires in December 2019. We have already begun discussions with the 3&4 buyers on the 2019 renewal. Should we be unable to renew any or all of these expiring contracts, the reduction in the sale of our coal would adversely affect our operating results and liquidity and could result in significant impairments to the affected mine should the mine be unable to execute a new long-term coal supply agreement.

Similarly, interruption in the purchase of power by Dominion could also negatively affect our revenues. In 2011, the sale of power by ROVA to Dominion accounted for approximately 17% of our consolidated revenues. Although ROVA supplies power to Dominion under long-term power purchase agreements, if Dominion is unable or unwilling to pay for the power produced by ROVA in a timely manner, it could have a material adverse effect on our results of operations, financial condition, and liquidity.

If our assumptions regarding our future expenses related to employee benefit plans are incorrect, then expenditures for these benefits could be materially higher than we have assumed. In addition, we may have exposure under those plans that extend beyond what our obligations would be with respect to our own employees.

We provide various postretirement medical benefits, black lung and worker’s compensation benefits to current and former employees and their dependents. We calculate the total accumulated benefit obligations according to guidance provided by generally accepted accounting principles or GAAP. We estimate the present value of our postretirement medical, black lung and worker’s compensation benefit obligations to be $258.6 million, $16.4 million and $11.6 million, respectively, at December 31, 2011. In addition, in connection with the Kemmerer acquisition, we assumed the obligation to provide postretirement health coverage for eligible current union employees of the Kemmerer Mine and black lung claims that may arise in the future with respect to current Kemmerer employees. We have estimated these unfunded obligations based on actuarial assumptions and if our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher.

Moreover, regulatory changes could increase our obligations to provide these or additional benefits. Certain of our subsidiaries participate in defined benefit multi-employer funds that were established in connection with the Coal Industry Retiree Health Benefit Act of 1992, or Coal Act, which provides for the funding of health and death benefits for certain United Mine Workers of America or UMWA retirees. Our contributions to these funds totaled $2.6 million and $3.0 million for the years ended December 31, 2011 and 2010, respectively.  Our contributions to these funds could increase as a result of a shrinking contribution base as a result of the insolvency of other coal companies that currently contribute to these funds, lower than expected returns on fund assets or other funding deficiencies.

We could also have obligations under the Tax Relief and Health Care Act of 2006, or 2006 Act. The 2006 Act authorized up to a maximum of $490 million in federal contributions to pay for certain benefits, including the healthcare costs under certain funds created by the Coal Act for “orphans,” i.e. retirees from companies that subsequently ceased operations, and their dependents. However, if Congress were to amend or repeal the 2006 Act or if the $490 million authorization were insufficient to pay for these healthcare costs, we, along with other contributing employers and certain affiliates, would be responsible for the excess costs.

We also contribute to a multi-employer defined benefit pension plan, the Central Pension Fund of the Operating Engineers, or Central Pension Fund, on behalf of employee groups at our Rosebud, Absaloka and Savage mines that are represented by the International Union of Operating Engineers. The Central Pension Fund is subject to certain funding rules contained in the Pension Protection Act of 2006, or PPA. Under the PPA, if the Central Pension Plan fails to meet certain minimum funding requirements, it would be required to adopt a funding improvement plan or rehabilitation plan. If the Central Pension Fund adopted a funding improvement plan or rehabilitation plan, we could be required to contribute additional amounts to the fund. As of January 31, 2011, its last completed fiscal year, the Central Pension Fund reported that it was underfunded. If we were to partially or completely withdraw from the fund at a time when the Central Pension Fund were underfunded, we would be liable for a proportionate share the fund’s unfunded vested benefits, and this liability could have a material adverse effect on our financial position.

The Patient Protection and Affordable Care Act contains amendments to the Black Lung Benefits Act that could adversely affect our financial condition and results of operations.

In March 2010, the Patient Protection and Affordable Care Act, or PPACA, was enacted. PPACA contains an amendment to the Black Lung Benefits Act, or BLBA, that has the effect of reinstating provisions that were removed from the BLBA in 1981. The amendment provides that, if eligible miners can prove they worked 15 or more years in or around coal mines and have a totally disabling respiratory impairment, there shall be a rebuttable presumption that the miners have pneumoconiosis that arose from such mining employment. In addition, the amendment also provides for an automatic survivor benefit to be paid upon the death of a miner with an awarded federal black lung claim without the requirement to prove that the miner’s death was due to black lung disease. Both amendments are retroactive and applicable to claims filed as of January 1, 2005 and have and may continue to result in currently pending claimants being awarded benefits back to a start date that may be as far back as January 2, 2005. Through the first 18 months of the amendment’s effectiveness, we have experienced an increase in black lung claims over similar periods and have accepted some of these claims. At a minimum, it takes several months to several years for a claim to be awarded or denied and any liability to be determined. Given the relatively small number of survivors’ claims and the lack of final adjudication of black lung claims, we have very limited experience from which to determine the overall effect, if any, this increase in claims will have on our costs and liability. In addition, we have incomplete information to determine whether this increase in claims constitutes a one-time spike in claims, or represents a future trend in black lung claims and eventual awards. We believe these amendments could give rise to increases in liabilities for claims from prior periods of time, an increase in the number of claimants who are awarded benefits resulting in an increase in future funding requirements and an increase in administrative fees, including legal expenses, because of reviewing and defending an increased number of benefit claims. In addition, while we periodically perform evaluations of our black lung liability, using assumptions regarding rates of successful claims, discount factors, benefit increases and mortality rates, among others, the limited claims experience to date is insufficient to determine the potential change in black lung liability due to the application of these new amendments. If the number or severity of claims increases, or we are required to accrue or pay additional amounts because the claims prove to be more severe than our current assumptions, our results of operations and liquidity could be immediately impacted.

Inaccuracies in our estimates of our coal reserves could result in decreased profitability from lower than expected revenues or higher than expected costs.

Our future performance depends on, among other things, the accuracy of our estimates of our proven and probable coal reserves. Our reserve estimates are prepared by our engineers and geologists or by third-party engineering firms and are updated periodically. There are numerous factors and assumptions inherent in estimating the quantities and qualities of, and costs to mine, coal reserves, including many factors beyond our control, including the following:

●	quality of the coal;

●	geological and mining conditions, which may not be fully identified by available exploration data or may differ from our experiences in areas where we currently mine;

●	the percentage of coal ultimately recoverable;

●	the assumed effects of regulation, including the issuance of required permits, taxes, including severance and excise taxes and royalties, and other payments to governmental agencies;

●	assumptions concerning the timing for the development of the reserves; and

●
assumptions concerning equipment and productivity, future coal prices, operating costs, including for critical supplies such as fuel, tires and explosives, capital expenditures and development and reclamation costs.

As a result, estimates of the quantities and qualities of economically recoverable coal attributable to any particular group of properties, classifications of reserves based on risk of recovery, estimated cost of production, and estimates of future net cash flows expected from these properties may vary materially due to changes in the above factors and assumptions. Any inaccuracy in our estimates related to our reserves could result in decreased profitability from lower than expected revenues or higher than expected costs.

If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, we could be required to expend greater amounts than anticipated.

The Surface Mining Control and Reclamation Act of 1977, or SMCRA, establishes operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of deep mining. We calculated the total estimated reclamation and mine-closing liabilities according to the guidance provided by generally accepted accounting principles, or GAAP, and current industry practice. Estimates of our total reclamation and mine-closing liabilities are based upon permit requirements and our engineering expertise related to these requirements. If our estimates are incorrect, we could be required in future periods to spend materially different amounts on reclamation and mine-closing activities than we currently estimate. Likewise, if our customers, some of whom are contractually obligated to pay certain reclamation costs, default on the unfunded portion of their contractual obligations to pay for reclamation, we could be forced to make these expenditures ourselves and the cost of reclamation could exceed any amount we might recover in litigation. Regulatory authorities, or in some cases third parties, could contest the adequacy of amounts reserved for reclamation obligations.

We estimate that our gross reclamation and mine-closing liabilities, which are based upon projected mine lives, current mine plans, permit requirements and our experience, were $247.5 million (on a present value basis) at December 31, 2011. Of these December 31, 2011 liabilities, our customers have assumed $98.9 million by contract. In addition, we held final reclamation deposits, received from customers, of approximately $71.9 million at December 31, 2011 to provide for these obligations. We estimate that our obligation for final reclamation that was not the contractual responsibility of others or covered by offsetting reclamation deposits was $76.7 million at December 31, 2011. We must recover this $76.7 million in the price of coal sold. Responsibility for the final reclamation amounts may change in certain circumstances. The acquisition of the Kemmerer Mine will add an estimated $15.1 million to our aggregate reclamation obligations.

Although we update our estimated costs annually, our recorded obligations may prove to be inadequate due to changes in legislation, standards and the emergence of new restoration techniques. Furthermore, the expected timing of expenditures could change significantly due to changes in commodity prices that might curtail the life of an operation. These recorded obligations could prove insufficient compared to the actual cost of reclamation. Any underestimated or unidentified close down, restoration or environmental rehabilitation costs could have an adverse effect on our reputation as well as our asset values, results of operations and liquidity.

If the cost of obtaining new reclamation bonds and renewing existing reclamation bonds increases or if we are unable to obtain additional bonding capacity, our operating results could be negatively affected.

Federal and state laws require that we provide bonds to secure our obligations to reclaim lands used for mining. We must post a bond before we obtain a permit to mine any new area. These bonds are typically renewable on a yearly basis and have become increasingly expensive. Bonding companies are requiring that applicants collateralize increasing portions of their obligations to the bonding company. In 2011, we paid approximately $3.9 million in premiums for reclamation bonds and were required to use $2.6 million in cash to collateralize approximately 25% of the face amount of the new bonds obtained in 2011. We anticipate that, as we permit additional areas for our mines in 2012, our bonding and collateral requirements will increase. In connection with the Kemmerer acquisition, we posted a reclamation bond with cash collateral of approximately $24.7 million expected to be made in 2012. Any capital that we provide to collateralize our obligations to our bonding companies is not available to support our other business activities. Our results of operations could be negatively affected if the cost of our reclamation bonding premiums and collateral requirements were to increase. Additionally, if we are unable to obtain additional bonding capacity due to cash flow constraints, we will be unable to begin mining operations in newly permitted areas, which could hamper our ability to efficiently meet our current customer contract deliveries, expand operations, and increase revenues.

Our coal mining operations are subject to external conditions that could disrupt operations and negatively affect our results of operations.

Our coal mining operations are all surface mines. These mines are subject to conditions or events beyond our control that could disrupt operations, affect production, and increase the cost of mining at particular mines for varying lengths of time. These conditions or events include: unplanned equipment failures, which could interrupt production and require us to expend significant sums to repair our equipment; geological conditions such as variations in the quality of the coal produced from a particular seam, variations in the thickness of coal seams and variations in the amounts of rock and other natural materials that overlie the coal that we are mining; and weather conditions. For example, in our recent past, we have endured a major blizzard at the Beulah Mine that interrupted operations, a fire on the trestle at the Beulah Mine that interrupted rail shipment of our coal, and an unanticipated replacement of boom suspension cables on one of our draglines that caused a multi-week interruption of mining. Major disruptions in operations at any of our mines over a lengthy period could adversely affect the profitability of our mines.

In addition, unplanned outages of draglines and extensions of scheduled outages due to mechanical failures or other problems occur from time-to-time and are an inherent risk of our coal mining business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenues because of selling fewer tons of coal. If properly maintained, a dragline can operate for 40 years or longer. The average age of our draglines is 29 years. As our draglines and other major equipment ages, we may experience unscheduled maintenance outages or increased maintenance costs, which would adversely affect our operating results.

Unplanned outages and extensions of scheduled outages due to mechanical failures or other problems occur from time-to-time at our power plant customers and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenues because of selling fewer tons of coal. In November 2011, the Sherburne County station experienced an explosion and fire that has caused an extended outage with no set termination date.  As a result, we are forecasting the loss of approximately 50% of our coal sales in 2012 at our Absaloka Mine.  During 2009, unscheduled power plant outages occurred after planned maintenance outages at power plants served by our Rosebud and Beulah mines and resulted in lost revenues of approximately $47.5 million. Significant unanticipated outages at our power plant customers, which result in lost coal sales result in significant adverse affects on our operating results.

Our operations are vulnerable to natural disasters, operating difficulties and infrastructure constraints, not all of which are covered by insurance, which could have an impact on our productivity.

Mining and power operations are vulnerable to natural events, including blizzards, earthquakes, drought, floods, fire, storms and the possible effects of climate change. Operating difficulties such as unexpected geological variations could affect the costs and viability of our operations. Our operations also require reliable roads, rail networks, power sources and power transmission facilities, water supplies and IT systems to access and conduct operations. The availability and cost of infrastructure affects our capital expenditures, operating costs, and planned levels of production and sales. Our insurance does not cover every potential risk associated with our operations. Adequate coverage at reasonable rates is not always obtainable. In addition, our insurance may not fully cover our liability or the consequences of any business interruptions such as equipment failure or labor disputes. The occurrence of a significant event not fully covered by insurance could have an adverse effect on our business, results of operations, financial condition and prospects.

Health, safety, environment and other regulations, standards and expectations evolve over time and unforeseen changes could have an adverse effect on our results of operations and liquidity.

We operate in an industry that is subject to numerous health, safety and environmental laws, regulations and standards as well as community and stakeholder expectations. We are subject to extensive governmental regulations in all jurisdictions in which we operate. Operations are subject to general and specific regulations governing mining and processing, land tenure and use, environmental requirements (including site-specific environmental licenses, permits and statutory authorizations), workplace health and safety and taxation. Evolving regulatory standards and expectations can result in increased litigation or increased costs, all of which can have an adverse effect on our results of operations and liquidity.

Should our Indian Coal Tax Credit transaction be audited by the Internal Revenue Service, or IRS, and the tax results contemplated thereby disallowed, the financial benefits of the transaction would be reduced and we may be required to return payments received from a third party investor.

In 2008, WRI entered into a series of transactions with an unaffiliated investor, including the formation of Absaloka Coal LLC, in order to take advantage of certain available tax credits for the production of coal on Indian lands and the sale of that coal. We requested and have received a private letter ruling, or PLR, from the IRS providing that the transaction met certain requirements for the availability of the tax credits under the specific scenario described in the PLR. Even though we have received the PLR, there are certain issues that may be raised by the IRS in a subsequent audit of tax returns of Absaloka Coal LLC. In the event that a subsequent audit results in the disqualification of the tax credits or the disallowance of the allocations of the tax credits, various remedies would minimize the financial benefits of the transaction and we could be required to return to the investor previously received payments. We pay to the Crow Tribe 33% of the expected payments we receive from the investor. The Crow Tribe is only required to reimburse us under very limited circumstances. As a result, in the event that the IRS disallows or disqualifies the tax credits, we would likely be unable to recoup payments already paid to the Crow Tribe.

Our Absaloka Mine benefits from the Indian Coal Tax, the loss of which would adversely affect the financial condition of the operation.

The Indian Coal Tax Credits are set to expire in December 2012 unless the relevant provisions of the Internal Revenue Code are extended or renewed by the U.S. Congress. While we have been actively seeking an extension or renewal to the tax credits, there can be no assurance that we will be successful in doing so. Further, the provisions regarding any extension or renewal may not be as favorable as those that currently exist. In addition, we cannot assure you that any extension or renewal of the tax credit would be enacted prior to its expiration or, if allowed to expire, that any extension or renewal enacted thereafter would be enacted with retroactive effect. Since 2009, we have experienced $3.0 to $6.0 million of additional benefit per year from the tax credit. Any delay or failure to extend or renew the Indian Coal Tax Credit would adversely affect the financial condition of the WRI operation.

Long-term sales and revenues could be significantly affected by environmental regulations and the effects of environmental lobby.

On June 15, 2005, the EPA issued the Clean Air Visibility rule to address regional haze or regionally-impaired visibility caused by multiple sources over a wide area.  The rule defines Best Available Retrofit Technology (“BART”) requirements for electric generating units, including presumptive limits for sulfur dioxide, particulate matter and nitrogen oxide controls for large units.  In February 2007, EPA notified the owners of the Colstrip Units 1 and 2 that they are subject to the EPA’s BART requirements.  A BART engineering analysis for Colstrip Units 1 and 2 was submitted in August 2007 and additional requested analyses were submitted in June 2008.  EPA has met with Colstrip representatives to discuss possible requirements for Units 1 and 2 to meet EPA’s BART requirements, but nothing definitive has been determined.  A consortium of environmental activists is actively pushing to shut down one-third of the national’s coal plants by 2020.  They are taking particular interest in Colstrip Units 1 and 2 and are actively lobbying the EPA to require cost-prohibitive pollution control equipment. In a letter to the EPA, the environmentalists stated that Colstrip’s BART analysis provides support for a determination that additional controls and/or upgrades to controls to improve regional haze are necessary to achieve BART.  Should the EPA determine that additional controls and upgrades are needed at Colstrip Units 1 and 2, it is possible the owners could elect to shutdown the units in lieu of the large capital expense.  If such a decision were made, we could lose coal sales of approximately 3.0 million tons per year starting in approximately 2015.  The loss of the sale of this tonnage at our Rosebud Mine could have a material adverse affect on the mine’s revenues and profitability.

Additionally, Rocky Mountain Power, the owner of the Naughton Power Station located adjacent to our Kemmerer mine, sought regulatory approval to install pollution control upgrades, including systems to reduce emissions of dust and nitrogen oxides, or NOx. While the state of Wyoming appears to be in favor of the capital investment, landowner groups are contesting the upgrades and are lobbying to have unit 3 at Naughton switch to natural gas. Further, in recent testimony, Rocky Mountain Power indicated that it is in ongoing discussions that could result in the conversion of unit 3 to natural gas. Should unit 3 convert to natural gas, we could lose coal sales.  However, we do not expect the lowered volumes to have a material effect on our revenues due to annual minimum tonnages built into the contract through 2016. There are further price protections built into the contract that runs from 2017 to 2021. Despite these price protections, the lost sales at the Kemmerer Mine could have a material adverse affect on the mine’s revenues and profitability.

Our future success depends upon our ability to continue acquiring and developing coal reserves that are economically recoverable and to raise the capital necessary to fund our expansion.

Our recoverable reserves decline as we produce coal. We have not yet applied for the permits to use all of the coal deposits under our mineral rights, and the government agencies may not grant those permits in a timely manner or at all. Furthermore, we may not be able to mine all of our coal deposits as efficiently as we do at our current operations. Our future success depends upon conducting successful exploration and development activities and acquiring properties containing economically recoverable coal deposits. Our current strategy includes increasing our coal reserves through acquisitions of other mineral rights, leases, or producing properties and continuing to use our existing properties. Our ability to expand our operations may be dependent on our ability to obtain sufficient working capital, either through cash flows generated from operations, or financing activities, or both. As we mine our coal and deplete our existing reserves, replacement reserves may not be available when required or, if available, we may not be capable of mining the coal at costs comparable to those characteristic of the depleting mines. These factors could have a material adverse affect on our mining operations and costs, and our customers’ ability to use the coal we mine.

Transportation impediments may hinder our current operations or future growth.

Certain segments of our current business, principally our Absaloka Mine, rely on rail transportation for the delivery of our coal product to the customer.  Our ability to deliver our product in a timely manner could be adversely affected by the lack of adequate availability of rail capacity, whether because of work stoppages, union work rules, track conditions or otherwise. In 2011, flooding conditions disrupted rail service to the Absaloka Mine, resulting in lost revenue. Furthermore, rail transportation costs represent a significant portion of the total cost of coal for our customers, and the cost of transportation is a key factor in a customer's purchasing decision. Increases in transportation costs or the lack of sufficient rail capacity or availability could make coal a less competitive source of energy, which could lead to reduced coal sales and/or reduced prices we receive for the coal. Our inability to timely deliver product or fuel switching due to rising transportation costs could have a material adverse effect on our business, financial condition and results of operations.

The unavailability of rail capacity and port capacity could also hinder our future growth as we seek to sell coal into new markets. The current availability of rail cars is limited and at times unavailable because of repairs or improvements, or because of priority transportation agreements with other customers. If transportation is restricted or is unavailable, we may be unable to sell into new markets and, therefore, the lack of rail capacity would hamper our future growth.

Our ability to grow sales, principally from our Absaloka mine, through export sales depends on a number of factors, including the existence of sufficient and cost-effective export terminal capacity for the shipment of thermal coal to foreign markets and demand by customers in Asia and in other potential export markets for coal. Our access to existing and any future terminal capacity may be adversely affected by regulatory and permit requirements, environmental and other legal challenges, public perceptions and resulting political pressures, operational issues at terminals and competition among domestic coal producers for access to limited terminal capacity, among other factors. If we fail to acquire terminal capacity for the export of our coal on commercially reasonable terms, or at all, any growth in sales through export transactions will be materially adversely affected.

Union represented labor creates an increased risk of work stoppages and higher labor costs.

At December 31, 2011, either the International Union of Operating Engineers Local 400 or the UMWA represented approximately 50% of our total workforce. Our unionized workforce is spread out amongst four of our surface mines. As a majority of our workforce is unionized, there may be an increased risk of strikes and other labor disputes, and our ability to alter labor costs is subject to collective bargaining. In March 2009, during negotiations over a collective bargaining agreement, our employees at the Rosebud Mine imposed a sixteen-day work stoppage. In April 2009, we entered into a new four-year agreement with the union and the Rosebud Mine resumed full operation. The impact on our operations was minimal as we continued to make most of our scheduled coal deliveries. The collective bargaining agreement relating to the represented workforce at the Absaloka Mine expired in mid-2011. We were successful in negotiating a new agreement without any work stoppages or other disruptions. If our Jewett Mine operations were to become unionized, we could be subject to additional risk of work stoppages, other labor disputes and higher labor costs, which could adversely affect the stability of production and our results of operations. While strikes are generally a force majeure event in long-term coal supply agreements, thereby exempting the mine from its delivery obligations, the loss of revenue for even a short time could have a material adverse effect on our financial results.

The UMWA represents the Kemmerer Mine workforce, increasing the percentage of our workforce represented by a labor union. The collective bargaining agreement covering the represented workforce at the Kemmerer Mine expires in August 2012. Historically, the represented employees at Kemmerer have filed numerous grievances and there have been challenging labor negotiations at the time of renewal of the collective bargaining agreement. While we have taken steps to implement a collaborative relationship with the UMWA, we can provide no assurance that we will not be subject to the risk of work stoppages, other labor disputes and higher labor costs, which could adversely affect the stability of production and our results of operations.

Congress has proposed legislation to enact a law allowing workers to choose union representation solely by signing election cards, which would eliminate the use of secret ballots to elect union representation. While the impact is uncertain, if the government enacts this proposal into law, which would make it administratively easier to unionize, it may lead to more coal mines becoming unionized.

Unscheduled outages at ROVA could affect our revenues or if scheduled maintenance outages last longer than anticipated.

Unplanned outages of and extensions of scheduled outages due to mechanical failures or other problems at our power plants occur from time-to-time and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenues because of selling fewer megawatt hours. While we maintain insurance, the proceeds of such insurance may not be adequate to cover our lost revenues, increased expenses or liquidated damages payments should we experience equipment breakdown. Any unexpected failure, including failure associated with breakdowns, forced outages or any unanticipated capital expenditures could have an adverse affect on our results of operations and liquidity. In September 2009, we kept the larger ROVA plant offline for a significant period following a scheduled major turbine outage due to unanticipated mechanical issues that arose. While we have not experienced similar events in 2010 or 2011, such events could occur in the future.

Differences in the termination dates of our coal supply agreements and power purchase agreements could severely affect the profitability of ROVA beginning in 2014.

We entered into a coal supply agreement for our larger plant on June 21, 1993, and a coal supply agreement for our smaller plant on December 1, 1993, which provide for ROVA’s coal needs for a twenty-year period, terminating on May 29, 2014 and June 1, 2015, respectively. We also entered into power sales agreements with Dominion Virginia Power that provide for the sale of power for a twenty-five year term through May 29, 2019, for our larger ROVA plant and June 1, 2020, for the smaller ROVA plant. The coal supply agreements provide for coal at a price per ton that is significantly less than today’s open market price for Central Appalachia coal. Upon the termination of the coal supply agreements beginning in 2014, we will be required to renegotiate our current contract or find a substitute supply of coal at a projected cost per ton far greater than the price we are paying today. However, the power sales agreements do not provide for a price increase related to an increase in the cost per ton of delivered coal and Dominion Virginia Power’s payment for power after 2014 will not escalate with our increased coal costs. Due to the change in the economics of ROVA at such time, it is projected that ROVA will begin incurring losses in 2014 and may be unable to pay its obligations as they become due.

Permitting issues in Central Appalachia could put ROVA’s coal supply at risk.

ROVA purchases coal under long-term contracts from coal suppliers with identified reserves located in Central Appalachia. While our coal supply has been relatively stable since the inception of the contracts, potential permitting issues pertaining to the reserves identified as our source of coal in our coal contracts could prove problematic in the coming years. Should regulatory/legal action prevent our coal supplier from continuing to mine the reserves identified as our source of coal or to mine other potential sources of coal, we would need to find an alternative source of coal at higher prices. While our coal contracts would cover the cost of substitute coal, we would initially incur the higher costs to secure a coal supply to provide for the continued operations at ROVA. In addition, should issues arise under our coal contracts relating to the cost of cover for substitute coal, the coal suppliers’ guarantee or any other issue, we could be forced to incur significant legal expenses and, potentially, may never recoup our incremental coal or related legal costs. We would need to seek alternative sources of coal, likely at higher prices, if our coal supplier were unable to provide coal due to a strike, an interruption in the availability of transportation services or a similar event.

We face intense competition to attract and retain employees. Further, managing Chief Executive Officer and key executive succession and retention is critical to our success.

We are dependent on retaining existing employees and attracting additional qualified employees to meet current and future needs. We face intense competition for qualified employees, and there can be no assurance that we will be able to attract and retain such employees or that such competition among potential employers will not result in increasing salaries. An inability to retain existing employees or attract additional employees could have a material adverse effect on our business, cash flows, financial condition and results of operations.

The failure to adequately plan for succession of our Chief Executive Officer and senior management or the failure to retain key executives would be highly disruptive to our business. While we have succession plans in place, these plans cannot guarantee that we will not face operational risk upon the exit of our Chief Executive Officer or members of our senior management.

Risk Factors Relating to the Coal and Power Industries

The ongoing downturn in the domestic and international financial markets, and the risk of prolonged global recessionary conditions, could adversely affect our financial condition and results of operations.

Because we sell substantially all of our coal to electric utilities, our business and results of operations remain closely linked to demand for electricity. The ongoing downturn in the domestic and international financial markets has created economic uncertainty and raised the risk of prolonged global recessionary conditions. Historically, global demand for basic inputs, including electricity production, has decreased during periods of economic downturn. If the recent downturn in the domestic and international financial markets decreases global demand for electricity production, our financial condition and results of operations could be adversely affected.

Competition in the U.S. coal industry may adversely affect our revenues and results of operations.

Many of our competitors in the domestic coal industry are major coal producers who have significantly greater financial resources than we do. The intense competition among coal producers may impact our ability to retain or attract customers and may therefore adversely affect our future revenues and results of operations. Among other things, competitors could develop new mines that compete with our mines or build or obtain access to rail lines that would adversely affect the competitive position of our mines.

Any change in consumption patterns by utilities away from the use of coal could affect our ability to sell the coal we produce or the prices that we receive.

The domestic electric utility industry currently accounts for approximately 93% of domestic coal consumption. The demand for electricity, environmental and other governmental regulations, and the price and availability of competing fuels for power plants such as nuclear, hydro, natural gas and fuel oil as well as alternative sources of energy affects the amount of coal consumed by the domestic electric utility industry. A decrease in coal consumption by the domestic electric utility industry could adversely affect the price of coal, which could negatively impact our results of operations and liquidity. We do not have the right to sell fixed quantities of coal, so revenue can fall even though we have long-term contracts.

Some power plants are fueled by natural gas because of the relatively cheaper construction costs of such plants compared to coal-fired plants and because natural gas is a cleaner burning fuel. In addition, some states have adopted or are considering legislation that encourages domestic electric utilities to switch from coal-fired power generation plants to natural gas powered plants. Passage of these and other state or federal laws or regulations limiting carbon dioxide emissions could result in fuel switching, from coal to other fuel sources, by purchasers of our coal. Such laws and regulations could also mandate decreases in carbon dioxide emissions from coal-fired power plants, impose taxes on carbon emissions or require certain technology to capture and sequester carbon dioxide from coal-fired power plants. If these or similar measures are ultimately imposed by federal or state governments or pursuant to international treaty, our reserves and operating costs may be materially and adversely affected. Similarly, alternative fuels (non fossil fuels) could become more attractive than coal in order to reduce carbon emissions, which could result in a reduction in the demand for coal and, therefore, our revenues.

Recently, the supply of natural gas has reached record highs and the price of natural gas has precipitously decreased, making it an attractive competing fuel. A continuing decline in the price of natural gas, or sustained low natural gas prices, could cause demand for coal to decrease and adversely affect the price of our coal. For example, the average price of natural gas declined from $5.68 per thousand cubic feet as of December 2010 to $4.15 per thousand cubic feet as of December 2011, leading to, in some instances, fuel switching and decreased coal consumption by electricity-generating utilities. Sustained low natural gas prices may also cause utilities to phase-out and/or close existing coal-fired power plants or reduce construction of any new coal-fired power plants, which could have a material adverse effect on demand and prices received for our coal.

Extensive government regulations impose significant costs on our mining operations, and future regulations could increase those costs or limit our ability to produce and sell coal.

The coal mining industry is subject to increasingly strict regulation by federal, state and local authorities with respect to matters such as:

●	limitations on land use;

●	employee health and safety;

●	mandated benefits for retired coal miners;

●	mine permitting and licensing requirements;

●	reclamation and restoration of mining properties after mining is completed;

●	air quality standards;

●	water pollution;

●	construction and permitting of facilities required for mining operations, including valley fills and other structures constructed in water bodies and wetlands;

●	protection of human health, plant life and wildlife;

●	discharge of materials into the environment; and

●	effects of mining on groundwater quality and availability.

The costs, liabilities and requirements associated with these and other regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. Failure to comply with these regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. We may also incur costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. We must compensate employees for work-related injuries. If we do not make adequate provision for our workers’ compensation liabilities, it could harm our future operating results. If we are pursued for any sanctions, costs and liabilities, our mining operations and, as a result, our results of operations, could be adversely affected.

The possibility exists that new legislation or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure or our customers’ ability to use coal. New legislation or administrative regulations (or new judicial interpretations or administrative enforcement of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. These regulations, if proposed and enacted in the future, could have a material adverse effect on our financial condition and results of operations.

The Cross-State Air Pollution Rules could adversely affect cost of operations at ROVA.

The EPA promulgated the Cross-State Air Pollution Rule, or CSAPR, which sets strict new limits on the emission of nitrogen oxides, or NOx, and sulfur dioxide, or SO2, for each of the 28 states covered by CSAPR. To date, there are more than 30 lawsuits asking the U.S. Court of Appeals for the District of Columbia Circuit to block CSAPR, while a number of states and other third parties have filed motions as interveners asking the court to uphold the EPA’s rules that were set to begin on January 1, 2012. On December 30, 2011, the U.S. Court of Appeals for the District of Columbia stayed the implementation of the CSAPR pending the Court’s resolution of the merits of the case.

Should these challenges to CSAPR be resolved in favor of the EPA and CSAPR become effective, it will have a dramatic impact on the cost of operations at ROVA. While the cost of credits in the open market is unknown at this time, NOx and SO2 credits, which are required to run the facility, could increase in cost over 2011 by as much as 1000% under CSAPR. As it is unlikely we would be able to pass through these additional costs to Dominion Virginia Power, such an increase would adversely affect our results of operations.

Extensive environmental laws and regulations affect the end-users of coal and could reduce the demand for coal as a fuel source and cause the volume of our sales to decline. These laws and regulations could also impose costs on ROVA that it would be unable to pass through to its customer.

Coal contains impurities, including but not limited to sulfur, mercury, chlorine, carbon and other elements or compounds, many of which are released into the air when coal is burned. The emission of these and other substances is extensively regulated at the federal, state and local level, and these regulations significantly affect our customers’ ability to use the coal we produce and, therefore, the demand for that coal. For example, the purchaser of coal produced from the Jewett Mine blends our lignite with compliance coal from Wyoming. Tightened nitrogen oxide and new mercury emission standards could result in the customer purchasing an increased blend of the Wyoming coal in order to reduce emissions. Further, increased market prices for sulfur dioxide emissions and increased coal ash costs could also favor an increased blend of the lower ash Wyoming compliance coal. In such a case, the customer has the option to increase its purchases of other coal and reduce purchases of our coal or terminate our contract. A termination of the contract or a significant reduction in the amount of our coal that is purchased by the customer could have a material adverse effect on our results of operations and financial condition.

In addition, greenhouse gas, or GHG, emissions have increasingly become the subject of international, national, state and local attention. Coal-fired power plants can generate large amounts of carbon emissions. Accordingly, legislation or regulation intended to limit GHGs will likely affect our coal and power operations. For example, the EPA has issued a notice of finding and determination that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment, which allows the EPA to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has begun to implement GHG-related reporting and permitting rules. Similarly, the U.S. Congress has considered, and in the future may consider, “cap and trade” legislation that would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs. In addition, coal-fired power plants have become subject to challenge, including the opposition to any new coal-fired power plants or capacity expansions of existing plants, by environmental groups seeking to curb the environmental effects of emissions of GHGs.

These developments could have a variety of adverse effects on demand for the coal we produce. For example, state or federal laws or regulations regarding GHGs could result in fuel switching from coal to other fuel sources by electricity generators, or require us, or our customers, to employ expensive technology to capture and sequester carbon dioxide. Political opposition to the development of new coal-fired power plants, or regulatory uncertainty regarding future emissions controls, may result in fewer such plants being built, which would limit our ability to grow in the future.

In addition, political and environmental opposition to capital expenditure for coal-fired facilities could affect the regulatory approval required for the retrofitting of existing power plants. Specifically, the Naughton power facility, which sits adjacent to the Kemmerer Mine, is currently seeking approval from the Wyoming Public Service Commission to build pollution control upgrades, including systems to reduce emissions of dust and nitrogen oxides. Environmental groups are disrupting the process with an eye towards fuel switching.  Should the Naughton facility be unable to obtain necessary approvals to upgrade pollution controls and extend the life of the power facility, it would have a material adverse effect on our results of operation.

With respect to ROVA, it may be unable to pass costs associated with GHG-related regulation on to its customer, Dominion Virginia Power, under its power purchase agreement even though any imposed carbon tax would be passed through to ROVA from its coal suppliers under the terms of the applicable coal supply agreements. Any legislation or regulation that has the effect of imposing costs on ROVA it is unable to pass through to Dominion Virginia Power would adversely affect our results of operations and liquidity.

Extensive environmental laws, including existing and potential future legislation, treaties and regulatory requirements relating to air emissions, affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline.

The operations of our customers are subject to extensive environmental regulation particularly with respect to air emissions. For example, CSAPR, if implemented as drafted, initially requires 28 states in the Midwest and eastern seaboard of the U.S. to significantly improve air quality by reducing power plant emissions that cross state lines and contribute to ozone and/or fine particle pollution in other states. On December 30, 2011, the U.S Court of Appeals for the District of Columbia Circuit stayed the implementation of CSAPR pending resolution of judicial challenges to the rules and ordered the EPA to continue enforcing CAIR until the pending legal challenges have been resolved. CSAPR is one of a number of significant regulations that the EPA has issued or expects to issue that will impose more stringent requirements relating to air, water and waste controls on electric generating units. These rules include the EPA's pending new requirements for coal combustion residue (“CCR”) management that may further regulate the handling of wastes from the combustion of coal. In addition, on December 16, 2011, the EPA signed a rule to reduce emissions of toxic air pollutants from power plants. Specifically, these mercury and air toxic standards (“MATS”) for power plants will reduce emissions from new and existing coal- and oil-fired electric utility steam generating units. We continue to evaluate the possible scenarios associated with CSAPR, CCR and MATS and the effects they may have on our business and our results of operations, financial condition or cash flows.

Considerable uncertainty is associated with air emissions initiatives. New regulations are in the process of being developed, and many existing and potential regulatory initiatives are subject to review by federal or state agencies or the courts. Stringent air emissions limitations are either in place or are likely to be imposed in the short to medium term, and these limitations will likely require significant emissions control expenditures for many coal-fired power plants. For example, the owners of Units 3 and 4 at Colstrip, adjacent to our Rosebud Mine, are getting considerable pressure from environmental groups to install Selective Catalytic Reduction (“SCR”) technology.  Should the owners be forced by the EPA to install such SCR technology, the capital requirements could make the continued operation of the two units untenable.  As a result, Colstrip and other similarly-situated power plants may switch to other fuels that generate fewer of these emissions or may install more effective pollution control equipment that reduces the need for low-sulfur coal. Any switching of fuel sources away from coal, closure of existing coal-fired power plants, or reduced construction of new coal-fired power plants could have a material adverse effect on demand for, and prices received for, our coal. Alternatively, less stringent air emissions limitations, particularly related to sulfur, to the extent enacted, could make low-sulfur coal less attractive, which could also have a material adverse effect on the demand for, and prices received for, our coal.

Risks Related to the Kemmerer Acquisition

We may not uncover all risks associated with the Kemmerer acquisition and a significant liability may arise after closing.

We assumed the risk of unknown liabilities at the Kemmerer Mine. Many of the representations and warranties given by Chevron in the Purchase Agreement are modest in scope and limited to the knowledge of certain Chevron employees. In addition, Chevron did not provide meaningful representations and warranties that it complies with applicable laws or permits.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with the Kemmerer acquisition or for costs associated with known liabilities that exceed our estimates. The majority of the consideration in the Kemmerer acquisition consists of the assumption of liabilities; accordingly, if those liabilities are greater than we expect, the effective cost of the acquisition could increase significantly. In accordance with the terms of the Purchase Agreement, we assumed all liabilities attributable to the ownership and operation of the Kemmerer Mine, regardless of whether incurred before or after the closing date, other than certain specified liabilities retained by Chevron. For example, we assumed: (i) all reclamation obligations attributable to the ownership, operation, maintenance, improvement or use of the Kemmerer Mine; (ii) certain employee related liabilities, including significant postretirement health coverage liabilities for union employees that are currently or will become our employees; and (iii) all pre-closing and post-closing environmental liabilities, except for (a) fines or penalties for environmental conditions caused by Chevron prior to the closing date, and (b) Chevron’s environmental liabilities for offsite transportation and disposal of hazardous waste prior to the closing.

Furthermore, although the Purchase Agreement requires that Chevron indemnify us for certain losses we may incur in connection with the Kemmerer acquisition, we may not be able to recover all or any portion of such losses if we should elect to pursue any claims we may have against Chevron pursuant to such indemnification provisions or otherwise.

We face challenges with the Kemmerer Mine plan that we may not resolve.

We have identified two mine plan challenges for the Kemmerer Mine: increasing in-pit inventory and managing the coal quality parameters in the various Kemmerer coal sales agreements, especially with respect to sulfur content. We have identified long-term challenges such as higher strip ratios and development issues that would require crossing US Highway 30 and a main line railroad. We may not be able to resolve any of these challenges.

We may not realize the anticipated benefits of our acquisition of the Kemmerer Mine, including potential synergies, due to challenges associated with integrating the mine or other factors.

The success of our acquisition of the Kemmerer Mine will depend in part on the success of our management in efficiently integrating the operations, technologies and personnel of the mine. Our management’s inability to meet the challenges involved in successfully integrating the operations of the Kemmerer Mine or otherwise to realize the anticipated benefits of the transaction could seriously harm our results of operations.

The challenges involved in the integration of the Kemmerer Mine include:

●	integrating the operations, processes, people and technologies of the Kemmerer Mine;

●	coordinating and integrating regulatory, benefits, operations and development functions;

●	demonstrating to customers that the Kemmerer acquisition will not result in adverse changes in coal quality, delivery schedules and other relevant deliverables;

●	managing and overcoming the unique characteristics of the Kemmerer Mine, such as the depth and breadth of the mining area;

●	assimilating and retaining the personnel of the Kemmerer Mine and integrating the business cultures, operations, systems and clients of the Kemmerer Mine with our own;

●	consolidating corporate and administrative infrastructures and eliminating duplicative operations and administrative functions; and

●	identifying the potential unknown liabilities associated with the Kemmerer Mine.

In addition, the overall integration of the mine will require substantial attention from our management, particularly in light of the geographically dispersed operations of the mine relative to our other mines and operations and the characteristics of the Kemmerer Mine that present unique considerations, which could further harm our results of operations. If our senior management team is required to devote considerable amounts of time to the integration process, it will decrease the time they will have to manage our business, develop new strategies and grow our business. If our senior management is not able to manage the integration process effectively, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

Furthermore, the anticipated benefits and synergies of the Kemmerer acquisition are based on assumptions and current expectations, with limited actual experience, and assume that we will successfully integrate and reallocate resources without unanticipated costs and that our efforts will not have unforeseen or unintended consequences. We cannot assure you that we will successfully or cost-effectively integrate the Kemmerer Mine into our operations in a timely manner, or at all, and we may not realize the anticipated benefits of the acquisition, including potential synergies or growth opportunities, to the extent or in the time frame anticipated. The failure to do so could have a material adverse effect on our financial condition, results of operations and business.

We incurred and expect to continue to incur significant costs related to the Kemmerer acquisition that could have a material adverse effect on our operating results.

We incurred financial, legal, consulting and accounting costs of approximately $1.0 million in connection with the Kemmerer acquisition, and incurred approximately $4.7 million in connection with the Add-On Notes offering, the net proceeds of which financed the Kemmerer acquisition. In addition, we estimate that we incurred costs, such as labor and diesel fuel costs, of approximately $10 to $15 million during the first four to six weeks of operation of the Kemmerer Mine before we received cash receipts from customer receivables.

We also anticipate that we will incur significant costs in connection with the integration of the Kemmerer Mine that we cannot reasonably estimate at this time. These costs may have a material adverse effect on our cash flows and operating results in the periods in which we record them.

Risk Factors Relating to our Equity

Provisions of our certificate of incorporation, bylaws, Delaware law and our stockholder rights plan may have anti-takeover effects that could prevent a change of control of our company that stockholders may consider favorable, and the market price of our common stock may be lower as a result.

Provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.  Provisions of our bylaws impose various procedural and other requirements that could make it more difficult for stockholders to bring about some types of corporate actions.  In addition, a change of control may be delayed or deterred as a result of our stockholder rights plan, which was initially adopted by our Board of Directors in early 1993 and amended and restated in February 2003 and further amended in May 2007, March 2008 and March 2012.  Our ability to issue preferred stock in the future may influence the willingness of an investor to seek to acquire our company.  These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control.

Future sales of our common stock by our major stockholder may depress our share price and influence our management policies.

Tontine Partners, L.P., Tontine Capital Partners, L.P. and certain affiliates (collectively, “Tontine”), beneficially own approximately 20% of our common stock.  We have granted Tontine registration rights with respect to our common stock it holds, which we registered on a selling stockholder registration statement in May 2009.  In 2010, Tontine sold shares representing approximately 4% of their then ownership of our common stock.  In 2011 and through the date of this prospectus in 2012, Tontine distributed shares representing approximately 14% of their then ownership of our common stock to certain investors in Tontine in connection with the redemption of ownership interests in Tontine held by those investors.  Sales of substantial amounts of our common stock in the public market, or distributions of substantial amounts of our common stock by Tontine to their investors, or the perception that these sales or distributions may occur, could cause the market price of our common stock to decline.  In addition, if Tontine were to sell its entire holdings to one person, that person could have significant influence over our management policies.

Tontine may have the ability to exert influence over our management.

Pursuant to a Note Purchase Agreement with Tontine dated March 4, 2008, if Tontine owns 10% or more of the outstanding shares of common stock, it shall have the right to designate two persons for election to our board of directors who are reasonably acceptable to the board, and the board will consist of not more than nine members, or not more than seven members when no Series A Convertible Exchangeable Preferred Stock is outstanding. At this time, Tontine has not appointed any members to our board of directors. However, should Tontine elect to appoint two members to our board of directors, it could influence our management and policies. In addition, Tontine owns approximately 20% of our outstanding common stock. With such ownership, Tontine may have the ability to influence matters requiring stockholder approval, including the election of our directors, the adoption of amendments to our Articles of Incorporation, the approval of mergers and sales of all or substantially all of our assets, decisions affecting our capital structure and other significant corporate transactions. The interests of Tontine may not in all cases be aligned with the interests of our other stockholders.

The existence of outstanding rights to purchase common stock may impair our stock price and our ability to raise capital.

Approximately 229,606 shares of our common stock are issuable (excluding SARs) on exercise of options at prices ranging from $12.85 to $24.12 and having a weighted average price of $20.24. During the term of the options and convertible preferred stock and other rights, the holders are given an opportunity to profit from a rise in the market price of our common stock with a resulting dilution in the ownership interest of the other stockholders. Our ability to obtain additional equity financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common stock.

The market price of our common stock has experienced volatility and could decline.

Our common stock is listed on the NASDAQ Global Market. Over the last year, the closing price of our common stock has fluctuated from a low of $6.80 per share to a high of $19.00 per share. The stock prices of many companies have decreased since the Fall of 2008 as global economic issues have adversely affected public markets, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments globally and market perceptions of the attractiveness of particular industries. Numerous macroeconomic factors have also directly impacted the stock prices of coal companies in 2011 and 2012, including historically low natural gas prices. As a result of these factors, the market price of our common stock at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference, contains “forward-looking statements.”  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements set forth herein or the information incorporated by reference include, but are not limited to, statements we make in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Significant Anticipated Variances Between 2011 and 2012,” statements regarding the Kemmerer acquisition, including statements about operations at the Kemmerer Mine after the acquisition (including years of estimated production), projected capital expenditures in 2012 for the Kemmerer Mine and costs associated with liabilities assumed in the acquisition, the effect of the acquisition on our liquidity and other results of operations, our belief that statutory amendments could give rise to increases in black lung liabilities and future funding requirements, whether we will enter into the new revolving credit facility, that our business interruption insurance will cover our losses at the Absaloka Mine, and the effect on us of the events described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Business Interruption Claim.”

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions and the following:

●	uncertainties related to performance of the Kemmerer Mine following the integration of the Kemmerer Mine into our operations;

●	unforeseen liabilities associated with the Kemmerer integration or the risk that liabilities assumed in the Kemmerer acquisition will exceed our current estimates;

●	effective management of the Company’s expanded operations during and subsequent to the Kemmerer acquisition;

●
risks associated with our estimated postretirement medical benefit and pension obligations, including those we are assuming in the Kemmerer acquisition, and the impact of regulatory changes on those obligations;

●
changes in our black lung obligations, including those we assumed in the Kemmerer acquisition, changes in our experience related to black lung claims, and the impact of the Patient Protection and Affordable Care Act;

●	our potential inability to maintain compliance with debt covenant requirements;

●	whether and when we will enter into the new revolving credit facility;

●
competition with natural gas and other non-coal energy resources, which may be increased as a result of energy policies, regulations and subsidies or other government incentives that encourage or mandate use of alternative energy sources;

●
coal-fired power plant capacity, including the impact of environmental regulations, energy policies and other factors that may cause utilities to phase out or close existing coal-fired power plants or reduce construction of any new coal-fired power plants;

●	railroad, export terminal capacity and other transportation performance, costs and availability;

●	the potential inability of our subsidiaries to pay dividends to us due to restrictions in our debt arrangements, reductions in planned coal deliveries or other business factors;

●
our potential inability to enter into new coal supply agreements with existing customers due to the unfavorable result of competitive bid processes or the shutdown of a power facility due to new environmental legislation or regulations;

●
risks associated with the structure of Westmoreland Energy LLC’s and its subsidiaries, collectively referred to herein as ROVA, contracts with its coal suppliers and power purchaser, which could dramatically affect the overall profitability of ROVA;

●	the effect of Environmental Protection Agency inquiries and regulations on the operations of ROVA;

●
the effect of prolonged maintenance or unplanned outages at our operations or those of our major power generating customers, including unplanned outages at our customers due to the impact of weather-related variances or catastrophic events;

●
the potential that insurance proceeds from our business interruption claim relating to the unexpected shutdown of one of the Absaloka mine customers will not be sufficient to cover our losses associated with the business interruption;

●
future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; and

●	other factors that are described in “Risk Factors” herein.

Any forward-looking statements made by us in this prospectus speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time-to-time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws. Copies of these documents are exhibits to our registration statement, of which this prospectus forms a part, and are incorporated by reference into the registration statement.

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $2.50 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of April 24, 2012, we had 13,971,294 shares of common stock outstanding and 159,960 shares of preferred stock outstanding. Our common stock is listed on the NASDAQ Global Market under the symbol “WLB.” The depositary shares representing fractional interests in our Series A Convertible Exchangeable Preferred Stock (“Series A Preferred Stock”) are also listed on the NASDAQ Global Market under the symbol “WLBPZ.”

Common Stock

We are authorized to issue one class of common stock. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election by the holders of our common shares. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by, the rights of the holders of the Series A Preferred Stock and the shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Series A Preferred Stock

We have designated 575,000 shares of our preferred stock as Series A Preferred Stock. As of April 24, 2012, there were 159,960 shares of our Series A Preferred Stock issued and outstanding, represented by 639,840 depositary shares.

Ranking. The Series A Preferred Stock ranks prior to our common stock as to rights to receive dividends and distributions upon dissolution. Without the vote of the holders of 2/3rds of the Series A Preferred Stock, voting separately as a class, no class or series of capital stock can be created that ranks equally with or senior to the Series A Preferred Stock as to dividend rights or liquidation preference.

Dividend rights. The holders of the Series A Preferred Stock are entitled to receive, when, as, and if declared by our board of directors out of funds legally available therefor, cumulative cash dividends at the rate of 8 1/2% per annum per share (equivalent to $2.125 per annum per depositary share), payable quarterly on April 1, July 1, October 1, and January 1 in each year. In general, and subject to the Certificate of Designation, dividends not so paid accumulate. Unless full cumulative dividends on the Series A Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, no dividends (other than dividends in common stock or other shares of our capital stock ranking junior to the Series A Preferred Stock as to dividends) may be paid or declared and set aside for the payment or other distribution made upon our common stock, nor may we redeem, purchase, or otherwise acquire for value any shares of our common stock. Holders of Series A Preferred Stock are not entitled to any dividends in excess of full cumulative dividends. No interest accrues on dividend payments in arrears.

Conversion rights. Holders of the Series A Preferred Stock have the right, exercisable at any time and from time to time, except in the case of Series A Preferred Stock called for redemption or to be exchanged for exchange debentures, to convert all or any such preferred stock into shares of our common stock at a conversion price of $14.64 per share of common stock (equivalent to a conversion ratio of 6.8306 shares of common stock for each share of Series A Preferred Stock (equivalent to 1.708 shares of common stock for each depositary share), subject to adjustment. In the case of Series A Preferred Stock called for redemption or exchange, conversion rights will expire at the close of business on the last business day preceding the redemption date or exchange date. No fractional shares of common stock will be issued upon conversion and, if the conversion results in a fractional interest, we will pay an amount in cash equal to the value of such fractional interest based on the market price of our common stock on the last trading day prior to the date of conversion. The conversion price is subject to adjustment upon the occurrence of events specified in the Certificate of Designation, including (i) the issuance of shares of our common stock as a dividend or distribution on our common stock; (ii) the subdivision or combination of our outstanding common stock; and (iii) the issuance to substantially all holders of our common stock of rights or warrants to subscribe for or purchase common stock at a price per share less than the then current market price per share, as defined in the Certificate of Designation.

Liquidation preference. In the event of any liquidation, dissolution, or winding up of our affairs, whether voluntary or otherwise, after payment or provision for payment of our debts and other liabilities, the holders of the Series A Preferred Stock will be entitled to receive, out of our remaining net assets, $100.00 in cash for each share of the Series A Preferred Stock (equivalent to $25.00 per depositary share), plus an amount in cash equal to all dividends accumulated on each such share up to the date fixed for distribution, before any distribution is made to the holders of our common stock or any other shares of our capital stock ranking (as to any such distribution) junior to the Series A Preferred Stock. After such payment, holders of Series A Preferred Stock will not participate further in any distribution of assets.

Optional redemption. Subject to the requirements of Delaware law, we may redeem the Series A Preferred Stock, in whole or in part, at any time, at the redemption price of $100.00 per share (equivalent to $25.00 per depositary share) plus accumulated dividends.

Exchange. On any dividend payment date, we may exchange the Series A Preferred Stock, in whole, for our 8 1/2% Convertible Subordinated Exchange Debentures due July 1, 2012 (“Debentures”), at an exchange rate of $100.00 principal amount of Debentures for each share of Series A Preferred Stock (equivalent to $25.00 principal amount of Debentures for each depositary share). We may only make such exchange if there are no accumulated dividends on the depositary shares at that time.

Voting rights. In general, and subject to the Certificate of Designation, the holders of the Series A Preferred Stock may vote on any matter submitted to our stockholders, and on such matters, each share of Series A Preferred Stock is entitled to four votes (equivalent to one vote for each depositary share). However, if we have failed to declare and pay, or set apart for payment, in full the preferential dividends accumulated on the outstanding Series A Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive, then the number of directors is increased by two and the holders of the Series A Preferred Stock, voting separately as a class, are entitled to elect two members of the board of directors until all accumulated dividends have been declared and paid or set apart for payment. In addition to the foregoing voting rights, the holders of Series A Preferred Stock have the voting rights provided under “Limitations” below and as required by law.

Limitations. In addition to any other rights provided by applicable law, so long as any shares of the Series A Preferred Stock are outstanding, we will not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting as a class:

●
authorize or issue any class or series of, or rights to subscribe to or acquire any security convertible into, capital stock ranking equally with or senior to the Series A Preferred Stock as to payment of dividends, or distribution of assets upon liquidation; or

●	change the preferences, rights, or powers with respect to the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely.

Except as may otherwise be required by applicable law, a class vote or consent is not required (i) in connection with any increase in the total number of authorized shares of our common stock, or (ii) in connection with the authorization or increase of any class or series of shares ranking, as to dividends and distribution of assets upon liquidation, junior to the Series A Preferred Stock. No such vote or written consent of the holders of the Series A Preferred Stock is required if, at or prior to the time when the issuance of any such stock ranking prior to the Series A Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all of the Series A Preferred Stock at the time outstanding.

Preemptive rights. No holder of the Series A Preferred Stock has preemptive rights to subscribe for or acquire any of our unissued shares or securities convertible into or carrying a right to subscribe to or acquire our shares.

Series B Junior Participating Preferred Stock

We have designated 300,000 shares of our preferred stock as Series B Junior Participating Preferred Stock, par value $1.00 per share (“Series B Preferred Stock”). These shares are issuable under our stockholder rights plan, which is described in more detail below under “—Antitakeover Provisions.” No shares of our Series B Preferred Stock are currently issued or outstanding.

Other Series of Preferred Stock

Subject to the limitations described above and limitations existing in the indenture governing our 10.75% senior secured notes, under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock, in addition to the Series A Preferred Stock and the Series B Preferred Stock, in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Antitakeover Provisions

We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the prior approval of our board of directors. A business combination includes mergers, consolidations, asset sales, and other transactions involving us and an interested stockholder. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Under our bylaws, any vacancy in a directorship elected by the holders of the Series A Preferred Stock, which we call a Preferred Stock Directorship, shall be filled in the manner specified in the Certificate of Designation, that is, by holders of Series A Preferred Stock or the remaining Preferred Stock Director. If any vacancy occurs (other than a vacancy in a Preferred Stock Directorship) or any new directorship is created by an increase in the authorized number of directors, that vacancy or newly created directorship may be filled only by a majority vote of the directors (other than the directors elected by the holders of the Series A Preferred Stock) then in office, even if less than a quorum. This provision could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. Our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chief executive officer or a majority of our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at a meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting and provided the information required by our bylaws. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our charter does not include any greater vote requirements. Our bylaws may be amended or repealed by our board of directors or by the stockholders.

We currently have in effect a stockholder rights plan, which is governed by the terms and conditions contained in the Amended and Restated Rights Agreement dated as of February 7, 2003, as amended by the First Amendment to the Amended and Restated Shareholder Rights Agreement, dated May 2, 2007, the Second Amendment to the Amended and Restated Shareholder Rights Agreement, dated March 4, 2008, and the Third Amendment to Amended and Restated Rights Agreement, dated March 5, 2012, between us and Broadridge Corporate Issuer Solutions, Inc., as rights agent. The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

Each share of common stock you purchase pursuant to this offering will have associated with it one preferred stock purchase right. Each preferred stock purchase right entitles the holder to purchase one one-hundredth of a share of our Series B Junior Participating Preferred Stock at an exercise price of $50.00, subject to adjustment by our board of directors in certain circumstances. Preferred stock purchase rights will only be exercisable under limited circumstances specified in the Amended and Restated Rights Agreement when there has been a distribution of the preferred stock purchase rights and such rights are no longer redeemable by us.

If any person or group becomes an “acquiring person” by acquiring beneficial ownership of 20% or more of the outstanding shares of our common stock, or 20% or more of the shares of our voting stock  (a share is a share of “voting stock” if it entitles the holder to vote generally in the election of directors of the Company or in respect of a merger, consolidation, liquidation, dissolution or winding up of the Company or a sale of all or substantially all of the Company’s assets), or 20% or more of all of our equity securities, the Amended and Restated Rights Agreement will be triggered and the preferred stock purchase rights will entitle a holder, other than such acquiring person, any member of such group or any related person (as to whom such preferred stock purchase rights will be null and void) to acquire a number of additional shares of our common stock having a market value of twice the exercise price of each preferred stock purchase right. If we are involved in a merger or other business combination transaction after a person or group becomes an acquiring person, each preferred stock purchase right will entitle its holder, other than the acquiring person, to purchase, at the right’s then-current exercise price, a number of shares of the acquiring or surviving company’s common stock having a market value at that time of twice the preferred stock purchase right’s exercise price.

Pursuant to amendments to the rights agreement entered into in May 2007 and March 2008, Tontine will not be deemed to be an “acquiring person” for purposes of the agreement unless its beneficial ownership of our securities exceeds a percentage of our outstanding common stock that is generally equal to 34.5%. This partial exemption will not apply to persons who purchase our securities from Tontine, including purchasers in this offering, who would be limited by the shareholder rights plan in their ability to purchase more than 19.9% of our outstanding common stock.

The preferred stock purchase rights will expire on February 7, 2013 unless such date is extended or the preferred stock purchase rights are earlier redeemed or exchanged by us. Until a preferred stock purchase right is exercised, the holder of a right will have no rights as a stockholder with respect to the shares purchasable upon exercise of the preferred stock purchase right, including without limitation the right to vote or to receive dividends. The provisions of the Amended and Restated Rights Agreement, including the exercise price of the preferred stock purchase rights, may be amended by our board of directors, subject to the limitations contained in that agreement.

The preferred stock purchase rights have anti-takeover effects. The preferred stock purchase rights will cause substantial dilution to a person or group that attempts to acquire us in certain circumstances. Accordingly, the existence of the preferred stock purchase rights may deter certain acquirers from making takeover proposals or tender offers. However, the preferred stock purchase rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board of directors to negotiate with a potential acquirer on behalf of all of our stockholders.

Limitation of Liability and Indemnification Matters

As permitted by the Delaware General Corporation Law, our certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of a corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

Additionally, as permitted by the Delaware General Corporation Law, our bylaws provide that we shall indemnify our directors, officers, managers and supervisors to the extent such indemnification is not prohibited by the Delaware General Corporation Law and we shall advance expenses to our directors, officers, managers and supervisors in connection with a legal proceeding upon receipt of an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification; the rights provided in our certificate of incorporation are not exclusive.  Insofar as indemnification for liabilities arising under the Securities Act may be extended to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “WLB.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the securities by the selling securityholder. All proceeds from the sale of the offered securities will be for the account of the selling securityholder.

SELLING SECURITYHOLDER

The selling securityholder may, from time to time, offer and sell pursuant to this prospectus and any prospectus supplement any or all of the securities listed below. No estimate can be given as to the securities that the selling securityholder will hold upon consummation of any such sales. In addition, the selling securityholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its securities since the date as of which the information in the table is presented.

Beneficial ownership of the securities by the selling securityholder is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The selling stockholder, acting through the independent investment advisor as described below, possesses sole voting and investment power with respect to the offered shares.

Securities Being Offered by the Westmoreland Retirement Plan Trust

In 2011, we contributed 425,000 shares of our common stock to our defined benefit pension plan known as the Westmoreland Coal Company Retirement Plan (the “Plan”) in partial satisfaction of cash contributions to the Plan that may be required in the future. The Trust is the trust formed to hold the assets of the Plan. The Plan is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and the Trust is intended to be exempt from taxation under Section 501(a) of the Internal Revenue Code of 1986, as amended. The Trust is funded by our contributions held for the sole benefit of Plan participants and beneficiaries, and to pay proper expenses of Plan administration.

As of April 24, 2012, the Trust owned 374,690 shares of our common stock. Under the terms of the Plan and applicable requirements of federal law, we may contribute common stock to the Plan having a value of up to 10% of the fair market value of all Plan assets immediately after the contribution. The exact number of shares that may be contributed will therefore depend upon the market value of our common stock at the time of the contribution and the total value of all other Plan assets at the time of the contribution. The Plan’s assets are required by law to be managed in the best interest of participants in the Plan and their beneficiaries. The Westmoreland Retirement Benefits Administrative Committee, a committee of officers and management-level employees of Westmoreland that is responsible for overseeing the Plan, retained an independent registered investment advisor to manage, in its sole discretion, the Trust’s disposition of the contributed shares.

	Number of Shares		Shares Owned
	Owned Prior to	Shares Offered	After this Offering
Name	this Offering	in this Offering	Number(1)	Percent of Outstanding
Westmoreland Coal Company Retirement Plan Trust (1)(2)	0	374,690	0	0
Total	0	374,690	0	0
_____________________
(1)
For purposes of calculating shares owned after this offering, it is assumed that the offered shares have been sold pursuant to this offering. The selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its offered shares since the date on which they provided information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

The selling securityholder may, from time to time, sell any or all of their securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling securityholder may use any one or more of the following methods when selling securities:

●	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale;

●	through the distribution of the shares by any selling stockholder to its partners, members or shareholders; and

●	any other method permitted pursuant to applicable law.

The selling securityholder may also sell shares under Rule 144 under the Securities Act of 1933 or another exemption to the registration requirements of that act, if available, rather than under this prospectus.

The selling securityholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principal or as an agent of any selling securityholder. Broker-dealers may agree with the selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for the selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principal may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, the selling securityholder may pledge, hypothecate or grant a security interest in some or all of the securities it owns. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholder. As and when the selling securityholder take such actions, the number of securities offered under this prospectus on behalf of such selling securityholder will decrease. The plan of distribution for the selling securityholder’s securities will otherwise remain unchanged. In addition, the selling securityholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, the aggregate amount of selling securityholder’s securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling securityholder and/or purchasers of selling securityholder’s securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling securityholder and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

The selling securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with those selling securityholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. The selling securityholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling securityholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling securityholder and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholder and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling securityholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The securities offered hereby have been issued to the selling securityholder in transactions exempt from the registration requirements of the Securities Act of 1933. We agreed to register the shares of common stock owned by such selling securityholder under the Securities Act of 1933, and to keep the registration statement of which this prospectus is a part effective until the date on which the selling securityholder has sold all of the securities. Subject to certain limitations, we have agreed to pay all expenses in connection with this offering, but not including fees, discounts or commissions to any underwriter.

All sales of shares of common stock shall be made at the direction and in the sole discretion of an investment manager.

We will not receive any proceeds from sales of any securities by the selling securityholder.

We cannot assure you that the selling securityholder will sell all or any portion of the securities offered hereby.

EXPERTS

The consolidated financial statements of Westmoreland Coal Company appearing in Westmoreland Coal Company’s Annual Report (Form 10-K) for the year ended December 31, 2011 and 2010 for each of the three years in the period ended December 31, 2011, and the effectiveness of Westmoreland Coal Company’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Westmoreland Coal Company’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

We completed our acquisition of Chevron Mining, Inc.’s Kemmerer surface coal mine (the “Kemmerer Mine”) on January 31, 2012.  The required audited statements of assets to be acquired and liabilities to be assumed of the Kemmerer Mine as of December 31, 2011 and 2010, and the statements of revenues and direct operating expenses and cash flows for each of the years in the three-year period ended December 31, 2011, appearing in our Form 8-K/A (Amendment No. 1) dated April 12, 2012, have been audited by Tanner LLC, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given as the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and as a result file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below, as well as on our website, http://www.westmoreland.com. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to the securities.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1 (800) SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Some of the information that you should consider in deciding whether to invest in the securities is not included in this prospectus, but rather is incorporated by reference to certain reports that we have filed with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in the prospectus. The information incorporated by reference in this prospectus contains important business and financial information. We incorporate by reference the following documents filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

Commission Filing (File No. 001-11155)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2011

Definitive Proxy Statement on Schedule 14A relating to our annual meeting of stockholders to be held on May 22, 2012	March 28, 2012

Current Reports on Form 8-K and Form 8-K/A	January 17, 2012 (Item 9.01 only); January 31, 2012; March 6, 2012 (Film No. 12670109); March 13, 2012; March 16, 2012; and April 12, 2012

The description of the common stock, $2.50 par value per share, contained in our registration statement on Form 8-A filed with the SEC, including any amendment or report filed for the purpose of amending such description.
May 22, 1992; March 12, 1999

The description of the Depositary Shares representing interests in the Series A Convertible Exchangeable Preferred Stock, contained in our registration statement on Form 8-A filed with the SEC, including any amendment or report filed for the purpose of amending such description.
June 23, 1992; March 12, 1999

The description of the Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed with the SEC, including any amendment or report filed for the purpose of amending such description.
February 1, 1993, March 12, 1999, February 7, 2003, May 4, 2007, March 6, 2008; March 6, 2012

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the post-effective amendment and prior to its effectiveness, until we file a subsequent post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus, and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits have been specifically incorporated by reference thereto. You may request a copy of these reports or documents, at no cost, by writing or telephoning us at the following address:

Westmoreland Coal Company
9540 South Maroon Circle, Suite 200
Englewood, CO 80112
Phone: (303) 922-6463

You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus and any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference in the prospectus and any prospectus supplement, before making an investment decision.

PART II
 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling securityholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholder in disposing of the securities). All amounts shown are estimates except the SEC registration fee and the NYSE Amex Additional Listing Fee.

Registration Fee—Securities and Exchange Commission	$1,898

NYSE Amex Additional Listing Fee	20,000

Legal Fees and Expenses	15,500

Accountants Fees and Expenses	10,000

Total	$47,398

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Restated Certificate of Incorporation limits the liability of directors to the extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses and no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Section 145 also permits us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability.

Our bylaws obligate us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or supervisor or manager of us or a constituent corporation absorbed in a consolidation or merger, or while our director, officer or supervisor or manager is or was serving at our request or at the request of a constituent corporation absorbed in a consolidation or merger, as a director, officer or supervisor or manager of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation to the extent that such person is not otherwise indemnified and to the extent such indemnification is not prohibited by applicable law. Our bylaws also obligate us to pay any such person’s expenses in advance of the final disposition of any such proceeding, if such person undertakes to repay any amount so advanced if it shall ultimately be determined that he is not entitled to be indemnified by us.

Under our bylaws, our obligation to indemnify, including the duty to advance expenses, is a contract between our company and each person entitled to indemnification, and no modification or repeal of our bylaws may affect, to the detriment of any such person, our obligations in connection with a claim based on any act or failure to act occurring before such modification or repeal.

Our bylaws also permit us to purchase and maintain insurance, and we have purchased insurance on behalf of our directors and officers.

Under our bylaws, the rights to indemnification and advance of expenses are not exclusive of any other right to which an indemnified person may be entitled, and all such rights shall inure to the benefit of the indemnified person and his or her heirs, executors and administrators.

ITEM 16. EXHIBITS

The exhibits listed on the Exhibit Index on Page II-5 are filed as part of this registration statement.

ITEM 17. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
	(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on May 3, 2012.

Westmoreland Coal Company
By:	*
Keith E. Alessi
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Keith E. Alessi	Chief Executive Officer (Principal Executive Officer) and Director	May 3, 2012

/s/ Kevin A. Paprzycki Kevin A. Paprzycki	Chief Financial Officer (Principal Financial Officer)	May 3, 2012

* Russell H. Werner	Corporate Controller (Principal Accounting Officer)	May 3, 2012

* Michael R. D’Appolonia	Director	May 3, 2012

* Thomas J. Coffey	Director	May 3, 2012

* Gail E. Hamilton	Director	May 3, 2012

* Richard M. Klingaman	Director	May 3, 2012

* Jan B. Packwood	Director	May 3, 2012

* Robert C. Scharp	Director	May 3, 2012

/s/ Kevin A. Paprzycki * Kevin A. Paprzycki as Attorney-in-fact		May 3, 2012

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
4.1	Certificate of Designation of Series A Convertible Exchangeable Preferred Stock	10-K	001-11155	3(a)	3/15/1993
4.2	Indenture between Westmoreland Coal Company (“WCC”) and Fidelity Bank National Association relating to the Exchange Debentures	S-1	333-117709	4.2	7/28/2004
4.3	Form of Exchange Debenture	S-1	333-117709	4.3	7/28/2004
4.4	Deposit Agreement among WCC, First Chicago Trust Company of New York and the Holders	S-1	333-117709	4.4	7/28/2004
4.5	Common Stock certificate	S-2	33-1950	4(c)	12/04/1985
4.6	Preferred Stock certificate	S-2	33-47872	4.6	5/13/1992
4.7	Form of Depository Receipt	S-1	333-117709	4.5	7/28/2004
4.8	Amended and Restated Rights Agreement, dated 2/07/2003, between WCC and EquiServe Trust Company	8-K	001-11155	4.1	02/07/2003
4.9	First Amendment to Amended and Restated Rights Agreement dated 5/02/ 2007, between WCC and Computershare Trust Company	8-A	001-11155	(l)	05/04/2007
4.10	Second Amendment to Amended and Restated Rights Agreement dated March 4, 2008, between WCC and Computershare Trust Company	8-A	001-11155	(l)	03/06/2008
4.11	Indenture, dated as of 2/04/2011, by and between Westmoreland Coal Company, Westmoreland Partners and Wells Fargo Bank, NA, as trustee and note collateral agent.	8-K	001-11155	4.1	02/10/2011
4.12	Form of 10.75% Senior Notes due 2018 (included as Exhibit A in Exhibit 4.11).	8-K	001-11155	4.2	02/10/2011
4.13	Registration Rights Agreement, dated 2/04/2011, among Westmoreland Coal Company and Westmoreland Partners and Gleacher & Company Securities, Inc., as initial purchaser	8-K	001-11155	4.3	02/10/2011
4.14	Pledge and Security Agreement dated as of 2/04/ 2011, by Westmoreland Coal Company and Westmoreland Partners in favor of Wells Fargo Bank, NA, as note collateral agent	8-K	001-11155	4.4	02/10/2011
5.1	Legal opinion of Davis, Graham & Stubbs LLP	S-1	333-175254	5.1	08/05/2011
23.1	Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP	POS/AM	333-175254	23.2	04/25/2012
23.3	Consent of Tanner LLC	POS/AM	333-175254	23.3	04/25/2012
24	Power of Attorney	S-1	333-175254	24	06/30/2011

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